Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement of NantHealth, Inc. on its Form S-8 No. 333-211886 dated March 16, 2018 of our report dated March 16, 2018 with respect to the consolidated and combined financial statements of NantOmics, LLC and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated and combined statements of operations and comprehensive loss, changes in members’ equity, and cash flows for the years ended December 31, 2017, 2016 and 2015, and the related notes to the consolidated and combined financial statements.

/s/ Mayer Hoffman McCann, P.C.

Los Angeles, California
March 16, 2018